Exhibit 8.1

The following is a list of the Company’s subsidiaries as of June 1, 2007:

Name	Vessel/Activity	Organization	Ownership percentage
Star Bulk Management Inc.	Management company	Marshall Islands	100%
Star Beta LLC	Star Beta	Marshall Islands	100%
Star Kappa LLC	Star Kappa	Marshall Islands	100%
Star Theta LLC	Star Theta	Marshall Islands	100%
Star Epsilon LLC	Star Epsilon	Marshall Islands	100%
Star Zeta LLC	Star Zeta	Marshall Islands	100%
Star Delta LLC	Star Delta	Marshall Islands	100%
Star Gamma LLC	Star Gamma	Marshall Islands	100%
Star Alpha LLC	Star Alpha	Marshall Islands	100%
Star Iota LLC	Star Iota	Marshall Islands	100%

SK 25767 0001 892834